Exhibit 99.1

Vestin Realty Mortgage I, Inc. Reports Quarterly and Year-to-Date Results
Declares Quarterly Dividend of $0.15

Las Vegas - October 26, 2006 - Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust (“REIT”) announced net income for the quarter ended September 30, 2006 of $1.0 million, or $0.14 per weighted average common share, compared to net income of $541,000 million, or $0.08 per common share for the two months ended June 30, 2006, and net income of $1.9 million, or $0.25 per weighted average membership unit for the quarter ended September 30, 2005. Net income for the five months ended September 30, 2006 was $1.5 million or $0.22 per weighted average common share compared to $1.0 million, or $0.13 per weighted average membership unit for the same period last year.

The Company also announced that on October 24, 2006, its Board of Directors declared a quarterly cash dividend of $0.15 per common share, payable November 29, 2006 to shareholders of record as of November 13, 2006.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage I, Inc. said, “We are pleased that Vestin Realty Mortgage I, Inc. has performed so well that we are able to declare a quarterly dividend of $0.15 per common share for the quarter ended September 30, 2006. In order to maintain our “REIT” federal tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends. Going forward, the Company plans to declare dividends on a regular quarterly basis, based on cash requirements and available income.”

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. As of September 30, 2006 the Company had assets of over $65 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc. and its affiliates have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:
Steve Stern
Stern & Company
702-734-3388

OR

John Alderfer
Vestin Realty Mortgage I, Inc.
702-227-0965

VESTIN REALTY MORTGAGE I, INC.
(SUCCESSOR TO VESTIN FUND I, LLC)

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2006	April 30, 2006
	(UNAUDITED)
Assets
Cash	$723,000	$10,732,000
Certificates of deposit	150,000	300,000
Investment in marketable securities - related party	1,971,000	--
Interest and other receivables	906,000	953,000
Note receivable, net of allowance of $717,000 at September 30, 2006 and $729,000 at April 30, 2006	282,000	291,000
Real estate held for sale	--	2,497,000
Real estate held for sale - seller financed	8,797,000	8,797,000
Investment in real estate loans, net of allowance for loan losses of $4,661,000 at September 30, 2006 and $4,801,000 at April 30, 2006	52,253,000	39,975,000
Other assets	156,000	--

Total assets	$65,238,000	$63,545,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$325,000	$362,000
Due to Manager	--	37,000
Due to Vestin Originations	8,000	--
Notes payable	88,000	--
Deposit liability	1,344,000	916,000
Unearned revenue	137,000	--
Income tax liability	15,000	--

Total liabilities	1,917,000	1,315,000

Commitments and Contingencies

Stockholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--	--
Common stock, $0.0001 par value; 25,000,000 shares authorized; 6,869,115 shares issued and outstanding at September 30, 2006 and 6,868,740 shares issued and outstanding at April 30, 2006	1,000	1,000
Additional paid in capital	62,231,000	62,229,000
Retained earnings	977,000	--
Accumulated other comprehensive income	112,000	--

Total stockholders' equity	63,321,000	62,230,000

Total liabilities and stockholders' equity	$65,238,000	$63,545,000

VESTIN REALTY MORTGAGE I, INC.
(SUCCESSOR TO VESTIN FUND I, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE FIVE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005

Revenues
Interest income from investment in real estate loans	$1,232,000	$1,853,000	$1,867,000	$2,951,000
Other income	118,000	361,000	221,000	370,000
Total revenues	1,350,000	2,214,000	2,088,000	3,321,000

Operating expenses
Management fees - related party	69,000	69,000	115,000	115,000
Provision for loan loss	--	--	--	1,223,000
Interest expense	2,000	50,000	4,000	167,000
Professional fees	202,000	95,000	280,000	307,000
Professional fees - related party	14,000	15,000	24,000	19,000
Other	103,000	1,000	163,000	4,000
Total operating expenses	390,000	230,000	586,000	1,835,000

Income from Operations	960,000	1,984,000	1,502,000	1,486,000

Income from real estate held for sale
Gain on sale of real estate held for sale	41,000	--	41,000	--
Write down on real estate held for sale	--	--	--	(354,000)
Expenses related to real estate held for sale	(1,000)	(75,000)	(2,000)	(156,000)
Total income (loss) from real estate held for sale	40,000	(75,000)	39,000	(510,000)
-
Income before provision for income taxes	1,000,000	1,909,000	1,541,000	976,000

Provision for income taxes	15,000	--	15,000	--

NET INCOME	$985,000	$1,909,000	$1,526,000	$976,000
-
Basic and diluted earnings per common share	$0.14		$0.22

Dividends declared per common share	$0.08		$0.08

Net income per weighted average membership unit		$0.25		$0.13

Weighted average common shares / membership units	6,868,907	7,667,852	6,868,841	7,680,669